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As filed with the Securities and Exchange Commission on December 22, 2003

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GILEAD SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3047598
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 LAKESIDE DRIVE
FOSTER CITY, CA 94404
(650) 574-3000
(Address, including zip code, and telephone number, including area code of
Registrant's principal executive offices)

JOHN F. MILLIGAN
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
GILEAD SCIENCES, INC.
333 LAKESIDE DRIVE, FOSTER CITY, CALIFORNIA 94404
(650) 574-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

KENNETH L. GUERNSEY JAMIE E. CHUNG COOLEY GODWARD LLP ONE MARITIME PLAZA, 20th FLOOR SAN FRANCISCO, CALIFORNIA 94111 (415) 693-2000	GREGG H. ALTON, ESQ. GENERAL COUNSEL GILEAD SCIENCES, INC. 333 LAKESIDE DRIVE, FOSTER CITY, CALIFORNIA 94404 (650) 574-3000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (3)

Common Stock, par value $0.001 per share(4)	—	—

Preferred Stock, par value $0.001 per share	—	—

Debt Securities	—	—

Warrants	—	—

Total	$500,000,000	$40,450

(1)
There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants to purchase common stock, preferred stock or debt securities as shall have an aggregate initial offering price not to exceed $500,000,000. If any debt securities are issued at an original issued discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $500,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of common stock, preferred stock and debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities.

(2)
The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act.

(3)
Calculated pursuant to Rule 457(o) under the Securities Act.

Each share of the registrant's common stock being registered hereunder, if issued prior to the termination by the registrant of its preferred share rights agreement, includes Series A junior participating preferred stock purchase rights. Prior to the occurrence of certain events, the Series A junior participating preferred stock purchase rights will not be exercisable or evidenced separately from the registrant's common stock and have no value except as reflected in the market price of the shares to which they are attached.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordanee with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated December 22, 2003

PROSPECTUS

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

GILEAD SCIENCES, INC.

$500,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants

        From time to time, we may sell common stock, preferred stock, debt securities and/or warrants.

        We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

        Our common stock currently trades on the Nasdaq National Market under the symbol "GILD." The last reported sale price on December 19, 2003 was $59.40 per share.

        THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

        Investing in our securities involves a high degree of risk. Please see "Risk Factors" beginning on page 4 of this prospectus to read about factors you should consider before buying any of the securities.

        The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of the underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from any sale will also be set forth in a prospectus supplement.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, we may sell common stock, preferred stock, debt securities and/or warrants in one or more offerings up to a total initial offering price of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell common stock, preferred stock, debt securities and/or warrants under this registration statement, we will provide a prospectus supplement that will contain more specific information, as set forth below in the section entitled "The Securities We May Offer." We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under "Where You Can Find More Information." This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

        You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under "Where You Can Find More Information." In this prospectus we refer to Gilead Sciences, Inc. and its subsidiaries as "Gilead," "we," "our" and "us."

i

GILEAD SCIENCES, INC.

        Gilead Sciences, Inc. is a biopharmaceutical company that discovers, develops and commercializes therapeutics to advance the care of patients suffering from life-threatening diseases worldwide. We have seven products that are currently marketed in the U.S., six of which are also marketed in other countries worldwide. Our research and clinical programs are focused on anti-infectives, including antivirals and antifungals. We endeavor to grow our existing portfolio of products through proprietary clinical development programs, internal discovery programs and an active product acquisition and in-licensing strategy.

Our Products

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  Viread is approved for sale and is sold in the U.S. by our U.S. commercial team for use in combination with other antiretroviral agents for the treatment of HIV infection. Viread is also sold internationally by our international commercial teams, including in the European Union and Australia.

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  Emtriva is approved for sale in the U.S. and the European Union for the treatment of HIV infection. Emtriva is indicated, in combination with other antiretroviral agents, for the treatment of HIV-1 infection in adults. We are currently developing a fixed-dose combination of Viread and Emtriva.

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  AmBisome is approved for sale and is sold in more than 45 countries for the treatment of life-threatening fungal infections and in some of these countries for prevention of such infections. We market AmBisome in the major countries of Europe and co-promote AmBisome in the U.S. with Fujisawa Healthcare, Inc. ("Fujisawa").

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  Hepsera is approved for sale and is sold in the U.S. by our U.S. commercial team for the treatment of chronic hepatitis B. Hepsera received marketing approval in the European Union in March 2003 and has been launched in the UK, Germany, France and Spain. Additional launches throughout the European Union are expected to occur in 2004.

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  Tamiflu is approved for sale and is sold by our corporate partner Hoffmann-La Roche ("Roche") in more than 60 countries, including the U.S. and the European Union, for the prevention and treatment of influenza.

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  Vistide is approved for sale and is sold in the U.S. by our U.S. commercial team, and by Gilead's ex-U.S. partner, Pfizer Inc. ("Pfizer") (formerly Pharmacia Corporation), in 25 countries for the treatment of cytomegalovirus ("CMV") retinitis in patients with AIDS.

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  DaunoXome is approved for sale and is sold in more than 20 countries for the treatment of AIDS-related Kaposi's sarcoma. It is sold in the U.S. by our U.S. commercial team and by independent distributors abroad.

        During the nine months ended September 30, 2003, we had total revenues of $604.3 million and an operating loss of $246.7 million. The nine-month operating loss was primarily due to a non-recurring charge of $488.6 million for in-process research and development relating to our acquisition of Triangle Pharmaceuticals, Inc. Sales of Viread during the nine months ended September 30, 2003 were $389.7 million, or 64% of our total revenues, and AmBisome sales and royalties were $152.6 million, or 25% of our total revenues. The year ended December 31, 2002 was our first full year of operating profitability. In 2002, we had revenues of $427.2 million from sales of and royalties on Viread and AmBisome. Of this amount, sales of Viread generated aggregate product sales and royalty revenues of $225.8 million, or 48% of our total revenues, and AmBisome generated aggregate product sales and royalty revenues of $201.4 million, or 43% of our total revenues. We had revenues from sales of, and royalties on, all our products in the U.S. of $206.4 million in 2002, $53.3 million in 2001 and

$30.5 million in 2000. Outside of the U.S., we had revenues from sales of, and royalties on, all of our products of $237.9 million in 2002, $160.7 million in 2001 and $143.6 million in 2000. At September 30, 2003, our accumulated deficit was approximately $646.2 million including the impact of the $488.6 million non-recurring charge for in-process research and development.

        Our principal executive offices are located at 333 Lakeside Drive, Foster City, CA 94404 and our telephone number is (650) 574-3000. Our European headquarters are in Paris, France. We were incorporated in Delaware on June 22, 1987.

THE SECURITIES WE MAY OFFER

        We may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities in one or more offerings up to a total initial offering price of $500,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

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  designation or classification;

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  aggregate principal amount or aggregate offering price;

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  maturity, if applicable;

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  rates and times of payment of interest or dividends, if any;

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  redemption, conversion or sinking fund terms, if any;

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  voting or other rights, if any;

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  conversion prices, if any; and

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  important federal income tax considerations.

        The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference.

        We may sell the securities directly to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

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  the names of those agents or underwriters;

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  applicable fees, discounts and commissions to be paid to them; and

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  the net proceeds to us.

        Common Stock.    We may issue shares of our common stock from time to time. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to any preferences of outstanding shares of preferred stock, holders of common stock are entitled to dividends when and if declared by our board of directors.

        Preferred Stock.    We may issue shares of our preferred stock from time to time, in one or more series. Our board of directors shall determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Convertible preferred stock will be convertible into our common stock. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

        Debt Securities.    We may offer debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock or our other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

        The debt securities will be issued under one or more documents called indentures, which are contracts between us and a national banking association, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of the Indenture have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports we file with the SEC.

        Warrants.    We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the prospectus supplements related to the series of warrants being offered, as well as any warrant agreement that contains the terms of the warrants. The warrant agreement and form of warrant containing the terms of the warrants being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports we file with the SEC.

        We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

RISK FACTORS

        Our business faces significant risks. You should carefully consider the following risk factors, in addition to the other information included or incorporated by reference in this prospectus, before purchasing our securities. These risks may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial also may impair our business. You could lose all or part of your investment if any of the following risks actually occurs.

Risks Related to Our Business

Substantially all of our revenues are derived from sales of two products. If we are unable to maintain or continue growing sales of Viread or to maintain sales of AmBisome our results of operations may be adversely affected.

        We are currently dependent on sales of our two lead products, Viread and AmBisome, to support our existing operations. Together these products accounted for approximately 90% of our total revenues for the nine months ended September 30, 2003. If we are unable to continue growing Viread revenues or to maintain AmBisome sales, our results of operations are likely to suffer and we may need to scale back our operations. Viread product sales for the year ended December 31, 2002 and the nine months ended September 30, 2003 were $225.8 million, or 48%, and $389.7 million, or 64%, of our total revenues, respectively. AmBisome product sales and royalties for the year ended December 31, 2002 and the nine months ended September 30, 2003 were $201.4 million, or 43%, and $152.6 million or 25%, of our total revenues respectively. We may not be able to maintain the growth rate of Viread or the current sales level of AmBisome for the reasons stated in this risk factor section and, in particular, the following:

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  We face significant competition from businesses that have substantially greater resources than we do. For example, during the quarter ended March 31, 2003, we experienced our first quarter of declining sales volumes for AmBisome due in part to the introduction of new European competitors. On a volume basis, AmBisome sales decreased by 5% in Europe in the first nine months of 2003 compared to the first nine months of 2002.

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  As Viread is used over a longer period of time and additional studies are conducted, new issues with respect to safety, resistance and interactions with other drugs may arise which could cause us to provide additional warnings on our labels, narrow our approved indications or halt sales of a product, each of which could reduce our revenues.

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  As a product matures, private insurers and government reimbursers may reduce the amount they will reimburse patients for these products which will increase pressure on us to reduce prices. For example, authorities in Italy have recently reduced the amount of reimbursement they will provide for patients using Viread and we expect similar reductions in France and Germany in 2004.

If we fail to commercialize new products or expand the indications for existing products, our prospects for future revenues and stock price may be adversely affected.

        If we do not introduce new products or increase revenues from our existing products, we may not be able to grow our revenues. In order to expand our products, we have recently begun marketing Hepsera for the treatment of hepatitis B, and have recently received marketing approval of emtricitabine for the treatment of HIV under the name Emtriva in the United States and in the European Union. We intend to develop a co-formulation of tenofovir with emtricitabine. Failure to achieve any of these objectives when expected, or at all, may have a material adverse effect on our business and results of operations. We may not be able to achieve these objectives for the following reasons:

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  Hepsera is a new drug and faces a competitive marketplace in which we have less experience than established competitors. For example, Hepsera primarily competes with lamivudine in the United States and with interferon-alfa 2b in the European hepatitis B market. Hepsera's primary advantage over lamivudine is that patients have so far been less likely to develop resistance to Hepsera than they have to lamivudine. However, lamivudine has been on the market longer than Hepsera and lamivudine's resistance problems did not surface until after the product was marketed. Hepsera may not continue to show superior resistance properties to lamivudine. Hepsera's primary advantages over interferon-alfa 2b are greater safety, tolerability and oral dosing. Newer versions of interferon (pegylated-interferon) are under development and may prove to be safer, more tolerable and offer once-weekly injectable dosing. Marketing a treatment for hepatitis B is also difficult since many infected individuals are not diagnosed and there is not a consensus among physicians as to the appropriate methods of treatment.

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  A physical combination of emtricitabine with tenofovir may not be technically feasible or cost-effective. In addition, we may not be able to develop a chemistry, manufacturing and bioequivalence package that shows the co-formulated tablet gives the same exposure to tenofovir and emtricitabine as the two drugs given individually that will support regulatory approval.

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  We may not be able to complete a clinical study that shows that the co-formulation of emtricitabine and tenofovir is biologically equivalent to emtricitabine and tenofovir administered together as separate formulations. We have not completed stability studies necessary to support approval of a co-formulation of tenofovir and emtricitabine.

        If we fail to increase our sales of Hepsera or if we do not obtain regulatory approval and successfully market a co-formulation of emtricitabine and tenofovir, we may not be able to increase revenues and expand our research and development efforts.

If significant safety issues arise for our marketed products, our sales may decline, which would adversely affect our results of operations.

        The data that support the marketing approvals for our products, including Viread, AmBisome, Hepsera and Emtriva (emtricitabine) and that form the basis for the safety warnings in our product labels, were obtained in controlled clinical trials of limited duration, and, in the case of Viread, from limited post-approval use. Following approval, these products are and will be used over longer periods of time in many patients taking numerous other medicines, who have underlying health problems and who will not be monitored for dosing compliance. If new safety issues are reported in post-marketing use and we cannot rule out the contributory role of our products, we may be required to provide additional warnings on our labels or narrow our approved indications, each of which could reduce the market acceptance of these products. For example, while we did not observe kidney toxicity in our clinical trials of Viread, kidney toxicity has been reported with post-approval use of Viread and the Viread label has been updated to include this warning. If serious safety issues with our marketed products were to arise, sales of these products could be halted by us or by regulatory authorities. In 1999, we discontinued development of adefovir dipivoxil 60 mg for treatment of HIV infection due to concerns about kidney toxicity arising from our studies. The 10 mg dose of adefovir dipivoxil used in Hepsera has not been associated with significant kidney toxicity in our clinical trials to date, other than in patients who have pre-existing kidney problems or who are taking drugs known to cause kidney toxicity. However, kidney toxicity may develop in the broader hepatitis B patient population.

Our operations depend on compliance with complex FDA and comparable international regulations. Failure to obtain broad approvals on a timely basis or to achieve continued compliance could delay commercialization of our products.

        The products that we develop must be approved for marketing and sale by regulatory authorities and will be subject to extensive regulation by the FDA and comparable regulatory agencies in other countries. We are continuing clinical trials for AmBisome, Viread, Hepsera and Emtriva for currently approved and additional uses. We anticipate that we will file for marketing approval of additional products over the next several years. These products may fail to receive marketing approval on a timely basis, or at all. For example, Hepsera may not be approved by regulatory authorities in countries other than the U.S. and the European Union, and, if approved in these other countries, the marketing approvals may significantly limit its use. Also, our current filing strategy for a co-formulation of tenofovir and emtricitabine is based on data from completed studies: if the FDA requires additional pivotal studies for a combination product our regulatory filing will be delayed. Regulatory authorities outside of the U.S. and the European Union may not approve emtricitabine for treatment of HIV because it does not have sufficient efficacy advantages over a currently marketed lamivudine product. We also may not be able to obtain the regulatory approvals necessary to expand our commercial efforts into new markets. These failures, delays or limitations, as well as other regulatory changes, actions and recalls, could delay commercialization of any products and adversely affect our results of operations.

        In addition, our marketed products and how we sell these products are subject to extensive regulation and review. Later discovery of previously unknown problems with our products or problems with our promotional activities may result in restrictions on our products, including withdrawal of the products from the market. For example, on August 7, 2003, the FDA issued a written warning concerning our promotional activities of Viread. If we fail to comply with applicable regulatory requirements, we could be subject to penalties including fines, suspensions of regulatory approvals, product recalls, seizure of products and criminal prosecution. In addition, we have been named in a multi-party lawsuit alleging that we inflated the reimbursement rates under the Medicaid Program of certain pharmaceuticals we manufacture.

Results of clinical trials are uncertain and may not support continued development of a product pipeline, which would adversely affect our prospects for future revenue growth.

        We are required to demonstrate the safety and effectiveness of products we develop in each intended use through extensive preclinical studies and clinical trials. The results from preclinical and early clinical studies do not always accurately predict results in later, large-scale clinical trials. Even successfully completed large-scale clinical trials may not result in marketable products. A number of companies in our industry have suffered setbacks in advanced clinical trials despite promising results in earlier trials. For example, in 1999 the FDA denied approval of adefovir dipivoxil (60 mg), a drug developed by Gilead for the treatment of HIV, based on concerns regarding kidney toxicity. We may in the future seek clinical development of similar compounds that also have the potential for kidney toxicity. If any of our products under development fail to achieve their primary endpoint in clinical trials or if safety issues arise, commercialization of that drug candidate could be delayed or halted.

Manufacturing problems could delay product shipments and regulatory approvals, which may adversely affect our results of operations.

        We depend on third parties to perform manufacturing activities effectively and on a timely basis. If these third parties fail to perform as required, this could impair our ability to deliver our products on a timely basis or cause delays in our clinical trials and applications for regulatory approval, and these events could harm our competitive position. The manufacturing process for pharmaceutical products is highly regulated, and regulators may shut down manufacturing facilities that they believe do not comply with regulations. The FDA's current Good Manufacturing Practices are extensive regulations governing manufacturing processes, stability testing, record-keeping and quality standards. In addition, our manufacturing operations are subject to routine inspections by regulatory agencies and similar regulations are in effect in other countries.

        For Viread, Hepsera, Vistide and Emtriva, we rely on third parties for the manufacture of bulk drug substance and final drug product for clinical and commercial purposes. In addition, Roche is responsible for manufacturing Tamiflu. These third-party manufacturers may develop problems over which we have no control and these problems may adversely affect our business. For example, our corporate partner Roche is responsible for manufacturing Tamiflu. In January 2002, Roche announced that due to production problems the liquid suspension form of Tamiflu approved for treatment of children as young as one year old was not available. These production issues did not affect availability of the capsule form of Tamiflu for adults and adolescents 13 years and older. In Japan, where the 2002-2003 flu season was particularly severe, Roche's sublicensee, Chugai Corporation, was unable to meet heightened demand satisfactorily. In January 2003, Chugai issued a press release attributing this failure, in part, to manufacturing problems. These problems in Japan have reduced the net sales on which our royalty with Roche is based. In November 2003 Chugai announced a recall of Tamiflu which may also result in reduced sales in Japan for the 2003-2004 flu season.

        We manufacture AmBisome and DaunoXome at our facilities in San Dimas, California. These are our only formulation and manufacturing facilities in the U.S. We own a manufacturing facility in Ireland that performs certain quality control testing, labeling and packaging. In addition, we use third parties as alternate contract suppliers to fill and freeze dry certain batches of product. In the event of a natural disaster, including an earthquake, equipment failure, strike or other difficulty, we may be unable to replace this manufacturing capacity in a timely manner and would be unable to manufacture AmBisome and DaunoXome to meet market needs.

We may not be able to obtain materials necessary to manufacture our products, which could limit our ability to generate revenues.

        Many of the materials that we utilize in our operations are made at only one facility. For example, we depend on single suppliers for high quality amphotericin B, daunorubicin HCl, distearoylphosphatidylcholine and high quality cholesterol, each of which is used in the manufacture of one or more of our liposomal products. Because the suppliers of key components and materials must be named in the new drug application filed with the FDA for a product, significant delays can occur if the qualification of a new supplier is required. If supplies from our suppliers were interrupted for any reason, we may be unable to ship Viread, AmBisome, Hepsera, Emtriva, Vistide or DaunoXome, or to supply any of our products in development for clinical trials.

We may need to develop additional manufacturing capacity for our existing and future products, which will increase our expenses.

        We have evaluated in the past, and continue to evaluate, the feasibility of acquiring manufacturing capabilities to support the production of our products, principally Viread and Emtriva. These facilities may be required to increase production capacities in order to support clinical trials and to produce such products for commercial sale at an acceptable cost. We have not manufactured these products in the past. Developing these technological capabilities and building or purchasing a facility will increase our expenses with no guarantee that we will be able to recover our investment in our manufacturing capabilities.

We depend on relationships with other companies for sales and marketing performance and revenues. Failure to maintain these relationships would negatively impact our business.

        We rely on a number of significant collaborative relationships with major pharmaceutical companies for our sales and marketing performance. These include collaborations with Fujisawa and Sumitomo for AmBisome, GlaxoSmithKline for Hepsera, Roche for Tamiflu, Pfizer for Vistide and Japan Tobacco Corporation for Viread and Emtriva. In certain countries, we rely on international distributors for sales of AmBisome and Viread and in some European countries, we intend to rely only on international distributors for sales of Hepsera. Some of these relationships also involve the clinical development of these products by our partners. Reliance on collaborative relationships poses a number of risks, including:

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  we will not be able to control whether our corporate partners will devote sufficient resources to our programs or products;

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  disputes may arise in the future with respect to the ownership of rights to technology developed with corporate partners;

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  disagreements with corporate partners could lead to delays in or termination of the research, development or commercialization of product candidates, or result in litigation or arbitration;

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  contracts with our corporate partners may fail to provide significant protection or may fail to be effectively enforced if one of these partners fails to perform;

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  corporate partners have considerable discretion in electing whether to pursue the development of any additional products and may pursue alternative technologies or products either on their own or in collaboration with our competitors;

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  corporate partners with marketing rights may choose to devote fewer resources to the marketing of our products than they do to products of their own development; and

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  our distributors and corporate partners may be unable to pay us.

        Given these risks, there is a great deal of uncertainty regarding the success of our current and future collaborative efforts. If these efforts fail, our product development or commercialization of new products could be delayed or revenue from existing products, including Viread, Hepsera, AmBisome and Tamiflu, could decline.

        Under our April 2002 licensing agreement with GSK, we gave GSK the right to control clinical and regulatory development and commercialization of Hepsera in territories including Asia, Africa and Latin America. These include major markets for Hepsera, such as China, Japan, Taiwan and Korea. The success of Hepsera in these territories will depend almost entirely on the efforts of GSK. In this regard, GSK promotes Epivir—HBV, a product that competes with Hepsera. Consequently, GSK's marketing strategy for Hepsera may be influenced by its promotion of Epivir—HBV. We receive royalties from GSK equal to a percentage of net sales made by GSK. If GSK fails to devote sufficient resources to, or does not succeed in developing or commercializing Hepsera in its territories, our potential revenues from sales of Hepsera may be substantially reduced.

Expenses associated with clinical trials and sales fluctuations as a result of inventory levels held by wholesalers may cause our earnings to fluctuate, which could adversely affect our stock price.

        The clinical trials required for regulatory approval of our products are extremely expensive. It is difficult to accurately predict or control the amount or timing of these expenses from quarter to quarter. Uneven and unexpected spending on these programs may cause our operating results to fluctuate from quarter to quarter. In addition, a substantial portion of our sales in the United States is conducted with three distributors, Amerisource Bergen Corp., McKesson Corp. and Cardinal

Health, Inc. Inventory levels held by these and other wholesalers may fluctuate significantly which could cause our sales to them and as a result, our operating results, to fluctuate unexpectedly from quarter to quarter. For example, in the quarter ended June 30, 2003, we believe wholesalers built up inventory levels by an estimated $33 to $37 million after reviewing NDC prescription trends, IMS inventory data and actual Viread sales. This inventory build-up was followed by an equivalent inventory reduction during the quarter ended September 30, 2003.

Approximately half of our product sales occur outside the U.S., and currency fluctuations may cause our earnings to fluctuate, which could adversely affect our stock price.

        A significant percentage of our product sales are denominated in foreign currencies. Increases in the value of the U.S. dollar against these foreign currencies in the past have reduced, and in the future may reduce, our U.S. dollar equivalent sales and negatively impact our financial condition and results of operations. Effective January 2002, we began to use foreign currency forward contracts to hedge a percentage of our forecasted international sales, primarily those denominated in the Euro currency. We also hedge a portion of our accounts receivable balances denominated in foreign currencies, which reduces but does not eliminate our exposure to currency fluctuations between the date a sale is recorded and the date that cash is collected. Additionally, to mitigate the impact of currency rate fluctuations on our cash outflows for certain foreign currency-denominated raw materials purchases, we enter into foreign exchange forward contracts to hedge our foreign currency-denominated accounts payable. Although we use forward contracts to reduce the impact of foreign currency fluctuations on our future results, these efforts may not be successful and any such fluctuations could adversely affect our results of operations.

We face credit risks from our European customers that may adversely affect our results of operations.

        We are particularly subject to credit risk from our European customers. Our European product sales to government owned or supported customers in Greece, Spain, Portugal, and Italy are subject to significant payment delays due to government funding and reimbursement practices. Our accounts receivable from government owned or supported customers in these countries totaled $122.4 million as of September 30, 2003. If significant changes were to occur in the reimbursement practices of European governments or if government funding becomes unavailable, we may not be able to collect on amounts due to us from these customers and our results of operations would be adversely affected.

Our plan to supply Viread at our cost to certain developing countries may expose us to liability that would have a material adverse affect on our results of operations and financial condition.

        We are launching a distribution program pursuant to which we will supply Viread at our cost to all countries in Africa and to the 15 other countries designated "Least Developed Countries" by the United Nations. The supply and distribution of drugs in a resource-poor environment is a complicated undertaking. As this program develops, we could face unforeseen challenges and risks, which could give rise to unforeseen liabilities. For example, patients in less developed countries using Viread may not be as closely supervised by a doctor as they would be in more developed nations. Accordingly, there may be an increased likelihood of Viread-related complications going undetected or untreated, which could result in significant liability to Gilead.

Our product revenues could be reduced by imports from countries where our products are available at lower prices.

        Prices for our products are based on local market economics and competition and sometimes differ from country to country. Our sales in countries with relatively higher prices may be reduced if products can be imported into those countries from lower price markets. There have been cases in which pharmaceutical products were sold at steeply discounted prices in the developing world and then re-exported to European countries, where they could be re-sold at much higher prices. If this happens with our products, particularly Viread, which we have agreed to provide at our cost to all countries in Africa and to the 15 other countries designated "Least Developed Countries" by the United Nations, our revenues would be adversely affected.

        In addition, in the European Union, we are required to permit cross border sales. This allows buyers in countries where government-approved prices for our products are relatively high to purchase our products legally from countries where they must be sold at lower prices. Additionally, some U.S. consumers have been able to purchase products, including HIV medicines, from Internet pharmacies in other countries at substantial discounts. Such cross-border sales could adversely affect our revenues.

In some countries, we may be required to grant compulsory licenses for our HIV products or face generic competition for our HIV products.

        In a number of developing countries, government officials and other groups have suggested that pharmaceutical companies should make drugs for HIV infection available at a low cost. In some cases, governmental authorities have indicated that where pharmaceutical companies do not make their HIV drugs available at a low cost, their patents might not be enforceable to prevent generic competition. Some major pharmaceutical companies have greatly reduced prices for HIV drugs in certain developing countries. If certain countries do not permit enforcement of our patents, sales of our products in those countries could be reduced by generic competition. Alternatively, governments in those countries could require that we grant compulsory licenses to allow competitors to manufacture and sell their own versions of our products in those countries, thereby reducing our sales, or we could respond to governmental concerns by reducing prices for our products. In addition to reducing our sales, compulsory licenses may increase the risk of counterfeiting as we would no longer have control over manufacturing and distribution in those markets. In addition, countries such as Canada are considering amending their patent laws to permit the export of otherwise patented products to countries in the developing world. In all of these situations, our results of operations could be adversely affected.

Our existing products are subject to reimbursement from government agencies and other third parties. Pharmaceutical pricing and reimbursement pressures may reduce profitability.

        Successful commercialization of our products depends, in part, on the availability of governmental and third party payor reimbursement for the cost of such products and related treatments. Government health administration authorities, private health insurers and other organizations generally provide reimbursement. Government authorities and third-party payors increasingly are challenging the price of medical products and services, particularly for innovative new products and therapies. This has resulted in lower average sales prices. For example, a majority of our sales of AmBisome, Vistide and DaunoXome, and a significant percentage of our sales of Viread and Hepsera, are subject to reimbursement by government agencies, resulting in significant discounts from list price and rebate obligations. Our business may be adversely affected by an increase in U.S. or international pricing pressures. These pressures can arise from rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and health care reform, pharmaceutical reimbursement and pricing in general. In the U.S. in recent years, new legislation has been proposed at the federal and state levels that would effect major changes in the health care system, either nationally or at the state level. These proposals have included prescription drug benefit proposals for Medicare beneficiaries recently passed by Congress. Additionally, some states have enacted health care reform legislation. Further federal and state developments are possible. Our results of operations could be adversely affected by future health care reforms. In Europe, the success of Hepsera, Tamiflu, Emtriva and Viread will also depend largely on obtaining and maintaining government reimbursement because in many European countries, including the United Kingdom and France, patients are reluctant to pay for prescription drugs out of their own pocket. We also expect that the success of our products in development, particularly in Europe, will depend on the ability to obtain reimbursement. Even if reimbursement is available, reimbursement policies may adversely affect our ability to sell our products on a profitable basis.

        In addition, in many international markets, governments control the prices of prescription pharmaceuticals. In these markets, once regulatory marketing approval is received, pricing negotiations with governmental authorities can take twelve months or longer. Some foreign governments have passed, or are considering, legislation to require us to sell our products subject to reimbursement at a mandatory discount. Sales of competing products, attempts to gain market share or introductory pricing programs of our competitors could also require us to lower our prices in these countries, which could adversely affect our results of operations.

We may not be able to obtain effective patents to protect our technologies from use by competitors, and patents of other companies could require us to stop using or pay for the use of required technology.

        Our success will depend to a significant degree on our ability to:

  •
  obtain patents and licenses to patent rights;

  •
  preserve trade secrets; and

  •
  operate without infringing on the proprietary rights of others.

        We have rights to U.S. and foreign issued patents and have filed and will continue to file patent applications in the U.S. and abroad relating to our technologies. There is a risk, however, that patents may not issue from any of these applications or that the patents will not be sufficient to protect our technology. Patent applications are confidential for at least some period of time, sometimes in the U.S. until a patent issues. As a result, we may not know if our competitors filed patent applications for technology covered by our pending applications or if we were the first to invent the technology that is the subject of our patent applications. Competitors may have filed patent applications or received patents and may obtain additional patents and proprietary rights that block or compete with our patents.

        We do not have patent filings in China or certain other Asian countries covering all forms of adefovir dipivoxil, the active ingredient in Hepsera, although we do have applications pending in various Asian countries that relate to various forms and formulations of adefovir dipivoxil. Asia is a major market for therapies for hepatitis B, the indication for which Hepsera has been developed. We may obtain patents for certain products many years before marketing approval is obtained for those products. Because patents have a limited life, which may begin to run prior to commercial sale, the commercial value of the product may be limited. In addition, patents may not provide adequate protection in certain countries in Africa and Asia, including China.

        Our competitors may file patent applications covering our technology. If so, we may have to participate in interference proceedings or litigation to determine the right to a patent. Litigation and interference proceedings are expensive even if successful.

        Our success depends in large part on our ability to operate without infringing upon the patents or other proprietary rights of third parties. If we infringe the patents of others, we may be prevented from commercializing products or may be required to obtain licenses from these third parties. We may not be able to obtain alternative technologies or any required license on reasonable terms or at all. If we fail to obtain such licenses or alternative technologies, we may be unable to develop or commercialize some or all of our products.

        In addition, we use significant proprietary technology and rely on unpatented trade secrets and proprietary know-how to protect certain aspects of our production and other technologies. Our trade secrets may become known or independently discovered by our competitors.

We may face significant liability resulting from our products that may not be covered by insurance and successful claims could materially reduce our earnings.

        The testing, manufacturing, marketing and use of Viread, AmBisome, Hepsera, Emtriva, Tamiflu, Vistide and DaunoXome, as well as products in development, involve substantial risk of product liability claims. These claims may be made directly by consumers, healthcare providers, pharmaceutical companies or others. Although we maintain product liability insurance in the amount of $100 million, a successful product liability claim against us may not be covered by our insurance or could require us to pay amounts beyond that provided by our insurance, either of which could impair our financial condition and our ability to clinically test and to market our products.

FORWARD-LOOKING STATEMENTS

        Some of the statements in this prospectus and the documents incorporated by reference are forward-looking statements. These statements are based on our current expectations, assumptions, estimates and projections about our business and our industry, and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's results, levels of activity, performance or achievement to be materially different from any future results, levels of activity, performance or achievements expressed or implied in or contemplated by the forward-looking statements. Words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," "should," "estimate," "predict," "potential," "continue," or the negative of such terms or other similar expressions, identify forward- looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption "Risk Factors" and in the documents incorporated by reference. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratio of earnings to fixed charges for each of the last five years and the nine months ended September 30, 2003:

		Year ended December 31,
	Nine Months ended September 30, 2003
		2002	2001	2000	1999	1998
Ratio of earnings to fixed charges(1)	—	4.7	4.1	—	—	—

(1)
The ratio of earnings to fixed charges is computed by dividing income (loss) before provision for income taxes, equity in loss of unconsolidated affiliate and cumulative effect of change in accounting principle plus fixed charges, less capitalized interest, by fixed charges. Fixed charges consist of interest expense, capitalized interest and that portion of rental payments under operating leases we believe to be representative of interest. Earnings were insufficient to cover fixed charges by $21.1 million, $7.8 million, $9.7 million, and $9.9 million for the nine months ended September 30, 2003 and the years ended December 31, 2000, 1999 and 1998, respectively.

USE OF PROCEEDS

        Except as described in any prospectus supplement, we currently intend to use the net proceeds from any sale of our securities under this registration statement primarily to fund clinical development and drug research activities, manufacturing of commercial and late stage clinical supplies of drug products and working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we currently are not planning or negotiating any such transactions. Pending these uses, the net proceeds will be invested in interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 500,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value. As of November 30, 2003, there were:

  •
  approximately 202,732,522 shares of our common stock outstanding;

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  10,178,116 shares reserved for issuance upon conversion of 5% convertible subordinated notes due 2007; 7,340,425 shares reserved for issuance upon conversion of 2% convertible senior notes due 2007;

  •
  no shares of preferred stock issued or outstanding;

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  400,000 shares of preferred stock designated as Gilead series A junior participating preferred stock; and

  •
  options to purchase 22,881,921 shares of common stock outstanding.

        In connection with the redemption of the 5% convertible subordinated notes consummated on December 22, 2003, 10,178,098 shares of common stock were issued upon the conversion of the notes.

Common Stock

        Holders of our common stock have one vote per share on all matters submitted to a vote of stockholders. Stockholders do not have cumulative voting rights. The holders of our common stock have the right to receive dividends if they are declared by the our board of directors and there are sufficient funds to legally pay dividends, subject to the rights of the holders of any outstanding preferred stock to receive preferential dividends. Upon the liquidation of Gilead, holders of our common stock would share ratably in any assets available for distribution to stockholders after payment of all of our obligations and the aggregate liquidation preference (including accrued and unpaid dividends) of any outstanding preferred stock. Our common stock is not redeemable and has no preemptive, subscription or conversion rights. Shares of our common stock currently outstanding are, and shares of common stock that may be issued under the prospectus will be, validly issued, fully paid and nonassessable.

Preferred Stock

        Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, of which 400,000 are authorized for issuance as Gilead series A junior participating preferred stock, none of which are outstanding. Our board of directors may issue preferred stock in one or more series and fix the rights, preferences, privileges and restrictions of such preferred stock, including:

  •
  dividend rights;

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  dividend rate;

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  conversion rights;

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  voting rights;

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  rights and terms of redemption;

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  redemption price or prices;

  •
  the liquidation preferences of any wholly unissued series of preferred stock; and

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  the number of shares constituting any series or the designation of such series.

        The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock. We have no present plans to issue any additional preferred stock.

Series A Preferred Stock

        Holders of Gilead series A junior participating preferred stock have 400 votes per share of Gilead series A junior participating preferred stock and vote as a single class with the holders of Gilead common stock on all matters submitted to a vote of stockholders. Holders of Gilead series A junior participating preferred stock do not have cumulative voting rights. The holders of Gilead series A junior participating preferred stock have the right, subject to the rights of the holders of any shares of preferred stock to receive preferential dividends and in preference to the holders of our common stock, to receive, when and if declared by our board of directors, quarterly dividends in an amount equal to the greater of $1.00 or, subject to adjustment upon the occurrence of certain events, 400 times the aggregate per share amount of all non-cash dividends or other distributions declared on our common stock since the previous quarterly payment or, in the case of the first quarterly payment, since the first issuance of Gilead series A junior participating preferred stock. Upon the liquidation of Gilead, before any payment may be made to holders of our common stock or shares of other preferred stock ranking junior to the Gilead series A junior participating preferred stock, holders of Gilead series A junior preferred stock are entitled to $100 per share of series A junior participating preferred stock plus all declared and unpaid dividends for each share of Gilead series A junior participating preferred stock held.

        The Gilead series A junior participating preferred stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. The Gilead series A junior participating preferred stock was authorized for issuance in connection with the rights plan as described below under "—Anti-Takeover Provisions—Rights Plan." There are no shares of Gilead series A junior participating preferred stock currently outstanding.

Stock Options and Warrants

        As of November 30, 2003, there were 34,799,560 shares of common stock reserved for issuance under our equity incentive plans, options and warrants. Of this number, 22,881,921 shares were reserved for issuance upon exercise of outstanding options that were previously granted under our stock options plans, 10,395,228 shares were reserved for issuance upon exercise of options that may be granted in the future under our stock options plans, 1,522,411 shares were reserved for issuance under the Employee Stock Purchase Plan, and no shares were reserved for issuance upon exercise of outstanding warrants.

Anti-Takeover Provisions

        We have adopted certain anti-takeover provisions, which may have the effect of discouraging, delaying or preventing a merger or acquisition of the companies.

Rights Plan

        We are subject to certain anti-takeover provisions under our preferred share purchase rights plan. The rights trade with our common stock and are not currently exercisable. Under certain circumstances, the rights initially become exercisable for 1/400 of a share of Gilead series A junior preferred stock. Our rights plan also provides that:

  •
  if a third party acquires more than 15% of our common stock, the rights holders, other than this third party, would have the right to purchase a certain number of shares of our common stock at a discount;

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  if Gilead is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, the rights holders would have the right to acquire a certain number of shares of the common stock of the acquiring company at a discount; or

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  our board of directors may under certain circumstances exchange each right, other than those held by such third party, for one share of our common stock.

Action by Written Consent

        Our bylaws do not permit the stockholders to take action by written consent.

Power of Stockholders to Call Special Stockholders' Meetings

        Our bylaws provide that special meetings of the stockholders may be called only by the Chairman of our board of directors, the President or our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Removal of Directors

        A director of Gilead can be removed prior to the expiration of his or her term for cause by the affirmative vote of the holders of at least a majority of the outstanding shares of voting stock. A director of Gilead can be removed at any time without cause by the affirmative vote of at least 66 2/3% of the outstanding shares of voting stock.

Delaware Anti-Takeover Law

        We are subject to the provisions of Section 203 of the Delaware Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless, with some exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders.

Transfer Agent and Registrar

        Mellon Investor Services is the transfer agent and registrar for our common stock.

DESCRIPTION OF DEBT SECURITIES

        The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

        We will issue the senior notes under the senior indenture, which we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under the subordinated indenture, which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term "indentures" in this prospectus to refer to both the senior indenture and the subordinated indenture.

        The indentures will be qualified under the Trust Indenture Act of 1939. We use the term "debenture trustee" to refer to either the trustee under the senior indenture or the trustee under the subordinated trustee, as applicable.

        The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior and the subordinated indentures are identical.

General

        We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

  •
  the title;

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  the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

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  any limit on the amount that may be issued;

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  whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

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  the maturity date;

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  the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

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  whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

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  the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

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  whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

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  the terms of the subordination of any series of subordinated debt;

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  the place where payments will be payable;

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  restrictions on transfer, sale or other assignment, if any;

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  our right, if any, to defer payment of interest and the maximum length of any such deferral period;

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  the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

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  provisions for a sinking fund purchase or other analogous fund, if any;

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  the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder's option to purchase, the series of debt securities;

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  whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

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  incur additional indebtedness;

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  issue additional securities;

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  create liens;

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  pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

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  redeem capital stock;

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  place restrictions on our subsidiaries' ability to pay dividends, make distributions or transfer assets;

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  make investments or other restricted payments;

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  sell or otherwise dispose of assets;

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  enter into sale-leaseback transactions;

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  engage in transactions with stockholders and affiliates;

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  issue or sell stock of our subsidiaries; or

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  effect a consolidation or merger;

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  whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

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  a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

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  information describing any book-entry features;

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  the procedures for any auction and remarketing, if any;

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  the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

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  if other than dollars, the currency in which the series of debt securities will be denominated; and

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  any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

        We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

        The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.

        If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default under the Indenture

        The following are events of default under the indentures with respect to any series of debt securities that we may issue:

  •
  if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

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  if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

  •
  if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

  •
  if specified events of bankruptcy, insolvency or reorganization occur.

        If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

        The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.

        Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights, or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

  •
  the direction so given by the holder is not in conflict with any law or the applicable indenture; and

  •
  subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

        A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

  •
  the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

  •
  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

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  the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

        These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

        We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

        We and the debenture trustee may amend or modify an indenture without the consent of any holders with respect to specific matters, including:

  •
  to fix any ambiguity, defect or inconsistency in the indenture;

  •
  to comply with the provisions described above under "Consolidation, Merger or Sale;"

  •
  to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

  •
  to evidence and provide for the acceptance of appointment hereunder by a successor debenture trustee;

  •
  to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

  •
  to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities or any series;

  •
  to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

  •
  to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

        In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

  •
  extending the fixed maturity of the series of debt securities;

  •
  reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

  •
  reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.

Discharge

        Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

  •
  register the transfer or exchange of debt securities of the series;

  •
  replace stolen, lost or mutilated debt securities of the series;

  •
  maintain paying agencies;

  •
  hold monies for payment in trust;

  •
  recover excess money held by the debenture trustee;

  •
  compensate and indemnify the debenture trustee; and

  •
  appoint any successor trustee.

        In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

        We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, known as DTC, or another depositary named by us and identified in a prospectus supplement with respect to that series. See "Legal Ownership of Securities" below for a further description of the terms relating to any book-entry securities.

        At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

        Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

        We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

        If we elect to redeem the debt securities of any series, we will not be required to:

  •
  issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

  •
  register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

        The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

        Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

        We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check, which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

        All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

        The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

        The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

DESCRIPTION OF WARRANTS

        The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K.

General

        We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

  •
  the offering price and aggregate number of warrants offered;

  •
  the currency for which the warrants may be purchased;

  •
  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

  •
  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

  •
  in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

  •
  in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

  •
  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

  •
  the terms of any rights to redeem or call the warrants;

  •
  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

  •
  the dates on which the right to exercise the warrants will commence and expire;

  •
  the manner in which the warrant agreement and warrants may be modified;

  •
  federal income tax consequences of holding or exercising the warrants;

  •
  the terms of the securities issuable upon exercise of the warrants; and

  •
  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

        Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

  •
  in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

  •
  in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

        Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. New York time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

        Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

        Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

LEGAL OWNERSHIP OF SECURITIES

        We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the "holders" of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as "indirect holders" of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

        We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

        Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers or because they are legally required to do so. They are not obligated to do so under the terms of the securities.

        As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

        In certain circumstances, we may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

        For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. They are not obligated to do so under the terms of the securities. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

        Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

        If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  how it would handle a request for the holders' consent, if ever required;

  •
  whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

  •
  how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  •
  if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

        A global security is a security which represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

        Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, the Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

        A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under "Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

        If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

        As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

        If securities are issued only in the form of a global security, an investor should be aware of the following:

  •
  An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

  •
  An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

  •
  An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

  •
  An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

  •
  The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

  •
  The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

  •
  Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

        There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

        In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

        The global security will terminate when the following special situations occur:

  •
  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

  •
  if we notify any applicable trustee that we wish to terminate that global security; or

  •
  if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

        The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

        We may sell the securities through underwriters or dealers, through agents, or directly to one or more purchasers. The prospectus supplement will describe the terms of the offering of the securities, including:

  •
  the name or names of any underwriters, if any;

  •
  the purchase price of the securities and the proceeds we will receive from the sale;

  •
  any over-allotment options under which underwriters may purchase additional securities from us;

  •
  any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange or market on which the securities may be listed.

        Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

        If underwriters are used in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

        We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

        We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

        We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

        All securities we offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

        Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

        Any underwriters who are qualified market makers on The Nasdaq National Market may engage in passive market making transactions in the securities on The Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

        Cooley Godward LLP, San Francisco, California, will pass upon legal matters for us regarding the validity of the securities being offered hereby. As of the date of this prospectus, certain Cooley Godward LLP attorneys own in the aggregate approximately 7,828 shares of our common stock.

EXPERTS

        The consolidated financial statements and schedules of Gilead Sciences, Inc. appearing in Gilead Sciences, Inc.'s Annual Report (Form 10-K/A) for the year ended December 31, 2002 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. As to the year ended December 31, 2000, their report is based in part on the report of other independent accountants. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

        The financial statements of Triangle Pharmaceuticals, Inc. incorporated in this Prospectus by reference to Gilead Sciences, Inc.'s Current Report on Form 8-K, filed on January 29, 2003 and amended by Form 8-K/A filed on March 13, 2003 and by Form 8-K/A filed on May 8, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Proligo L.L.C. for the year ended December 31, 2000 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Gilead Sciences, Inc. for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock, preferred stock, debt securities and/or warrants that we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities that we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You also may inspect copies of these materials at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Our SEC filings are also available to the public from commercial document retrieval services and at the SEC's web site at "http://www.sec.gov."

        We are "incorporating by reference" specified documents that we file with the SEC, which means:

  •
  incorporated documents are considered part of this prospectus;

  •
  we are disclosing important information to you by referring you to those documents; and

  •
  information that we file in the future with the SEC automatically will update and supersede earlier information in or incorporated by reference in this prospectus.

        We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus but before the end of any offering made under this prospectus:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed on March 14, 2003, as amended by Form 10-K/A filed on May 8, 2003 and Form 10-K/A filed on July 1, 2003;

  •
  our Quarterly Reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003;

  •
  our Current Report on Form 8-K filed on January 29, 2003, as amended by Form 8-K/A filed on March 13, 2003 and Form 8-K/A filed on May 8, 2003, and our Current Reports on Form 8-K filed on October 28, 2003, October 31, 2003 and November 19, 2003;

  •
  the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 from our definitive proxy statement on Schedule 14A filed on April 7, 2003;

  •
  our registration statement on Form 8-A filed on December 22, 1992; and

  •
  our registration statement on Form 8-A filed on November 23, 1994, as amended by Form 8-A/A filed on October 31, 2003.

        We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits, unless the exhibits are specifically incorporated by reference into the documents. You should direct your requests to: Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404, Attention: Susan Hubbard, Investor Relations, (650) 574-3000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the registration fee.

SEC registration fee	$40,450
Accounting fees and expenses	150,000
Legal fees and expenses	200,000
Trustee's fees	100,000
Printing and miscellaneous expenses	200,000

Total	$690,450

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Registrant's Restated Certificate of Incorporation provides that directors of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the General Corporation Law of the State of Delaware. The registrant's Restated Bylaws provide for indemnification of officers and directors to the full extent and in the manner permitted by Delaware law. Section 145 of the Delaware General Corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act.

        The Registrant has entered into indemnification agreements with substantially all of its officers and directors which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)
Exhibits.

1.1	(1)	Form of Underwriting Agreement
4.1	(1)	Specimen Common Stock Certificate.
4.2	(1)	Specimen Preferred Stock Certificate.
4.3		Form of Senior Debt Indenture.
4.4		Form of Subordinate Debt Indenture.
4.5	(1)	Form of Warrant.
4.6	(1)	Form of Warrant Agreement.
5.1		Opinion of Cooley Godward LLP.
12.1		Computation of Ratio of Earnings to Fixed Charges.
23.1		Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).
23.3	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.4	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
24.1	Power of Attorney (included in the signature page).
25.1	Form T-1. Statement of Eligibility of Trustee under the Senior Debt Indenture.
25.2	Form T-1. Statement of Eligibility of Trustee under the Subordinated Debt Indenture.

(1)
To be filed by amendment or as an exhibit to a current report of the registrant on Form 8-K and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4)
That: (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

(7)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Foster City, State of California, on December 22, 2003.

GILEAD SCIENCES, INC.
By:	/s/ JOHN F. MILLIGAN John F. Milligan Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints John C. Martin, John F. Milligan and Mark L. Perry his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN C. MARTIN John C. Martin	President, Chief Executive Officer and Director (Principal Executive Officer)	December 22, 2003
/s/ JOHN F. MILLIGAN John F. Milligan	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 22, 2003
/s/ PAUL BERG Paul Berg	Director	December 22, 2003
/s/ ETIENNE F. DAVIGNON Etienne F. Davignon	Director	December 22, 2003
/s/ JAMES M. DENNY James M. Denny	Chairman of the Board	December 22, 2003
Gordon E. Moore	Director	December , 2003
George P. Shultz	Director	December , 2003
/s/ GAYLE EDLUND WILSON Gayle Edlund Wilson	Director	December 22, 2003
/s/ CORDELL W. HULL Cordell W. Hull	Director	December 22, 2003

EXHIBIT INDEX

1.1	(1)	Form of Underwriting Agreement
4.1	(1)	Specimen Common Stock Certificate.
4.2	(1)	Specimen Preferred Stock Certificate.
4.3		Form of Senior Debt Indenture.
4.4		Form of Subordinate Debt Indenture.
4.5	(1)	Form of Warrant.
4.6	(1)	Form of Warrant Agreement.
5.1		Opinion of Cooley Godward LLP.
12.1		Computation of Ratio of Earnings to Fixed Charges.
23.1		Consent of Ernst & Young LLP, Independent Auditors.
23.2		Consent of Cooley Godward LLP (included in Exhibit 5.1).
23.3		Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.4		Consent of PricewaterhouseCoopers LLP, Independent Accountants.
24.1		Power of Attorney (included in the signature page).
25.1		Form T-1. Statement of Eligibility of Trustee under the Senior Debt Indenture.
25.2		Form T-1. Statement of Eligibility of Trustee under the Subordinated Debt Indenture.

(1)
To be filed by amendment or as an exhibit to a current report of the registrant on Form 8-K and incorporated herein by reference.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
GILEAD SCIENCES, INC.
THE SECURITIES WE MAY OFFER
RISK FACTORS
Risks Related to Our Business
FORWARD-LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF WARRANTS
LEGAL OWNERSHIP OF SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX